Exhibit 10.49

AMENDMENT NUMBER 3
TO
THE CANADIAN PACIFIC RAILWAY COMPANY SECONDARY PENSION PLAN

EFFECTIVE JUNE 1, 2013:

1.Section 5.06 is deleted in its entirety and replaced with the following:
“5.06 Company Contributions to the Fund

(a)The Company shall pay into the Fund from time to time such amounts as may be required in accordance with such tests and standards for solvency as are prescribed by the Act and the Regulations, provided such contributions are made pursuant to a recommendation of the Actuary in accordance with the Revenue Rules.

(b)While the Plan remains in force, the Company is entitled, subject to the requirements of the Act, the Regulations and the Revenue Rules,

(i)to utilize any surplus assets to reduce any amounts the Company is required to pay into the Fund, or

(ii)to withdraw any surplus assets from the Fund.”

2.Subsection 6.01(e) is deleted in its entirety and replaced with the following:

“(e) Pensionable Service shall include:

(i)A period lay-off that does not exceed twelve (12) consecutive calendar months, where

(A)at the commencement of the lay-off the Member has at least twenty (20) years of cumulative Service, and

(B)the Member, throughout the lay-off, has not declined to accept another position offered by the Company;

(ii)Leave due to child care responsibilities, including maternity leave, granted by the Company pursuant to the Canada Labour Code;

(iii) A leave of absence in respect of which a Member receives any Earnings other than Deemed Earnings;

(iv)On and after January 1, 2004, compassionate care leave granted by the Company pursuant to the Canada Labour Code; and

(v)A period of Service rendered outside Canada while the Member is a resident of Canada.”